EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE        Contact:  John W. Conlon, Chief Financial Officer
December 10, 1999                     (740) 373-3155


                           PEOPLES BANCORP AUTHORIZES
                           REPURCHASE OF COMMON STOCK
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         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc.
(Nasdaq: PEBO) yesterday adopted a resolution authorizing the repurchase of up to 150,000 shares (or approximately 2.5% of the Company's outstanding common shares) from time to time in open market or privately negotiated transactions. The timing of the purchases and the actual number of common shares purchased will depend on market conditions. This stock repurchase program will be implemented at the Company's discretion and will expire December 31, 2000.
         Robert E. Evans, Peoples Bancorp's President and Chief Executive Officer, commented, "This new repurchase plan reflects Peoples Bancorp's continued commitment to enhance shareholder value and effectively manage our capital levels. Under current conditions, the purchase of our outstanding shares is a better investment than other alternatives."
         Peoples Bancorp announced a 5% buyback program in April, 1999. To date, the Company has purchased 97% of the 315,000 shares authorized under that repurchase plan. The Company expects to complete the repurchase plan initiated in April, 1999, before December 31, 1999.
         In addition, the Company intends to continue the previously announced purchase of approximately 16,500 treasury shares per quarter for issuance in connection with Peoples Bancorp's stock option plans. The continuation of this 16,500 share quarterly repurchase program may be amended or eliminated in the future.
         Peoples Bancorp Inc. is a diversified financial services holding company headquartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp, which is Y2K ready, operates 38 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include Peoples Bank with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, investment and insurance products, and internet banking. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO." Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.

                                 END OF RELEASE